Blazzard, Grodd & Hasenauer, P.C.
943 Post Road East
Westport, CT 06880
(203) 226-7866

December 29, 1999

Board of Directors
Allianz Life Insurance Company of North America
1750 Hennepin Avenue
Minneapolis, MN 55403


Re: Opinion of Counsel - Allianz Life Variable Account B

Gentlemen:

You have requested our Opinion of Counselin connection with the filing with the Securities and Exchange Commission of a Post-Effective Amendment to a Registration Statement on Form N-4 for the Individual Flexible Payment Deferred Variable Annuity Contract (the "Contract") to be issued by Allianz Life
Insurance Company of North America and its separate account, Allianz Life Variable Account B.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

     1. Allianz Life Variable Account B is a unit investment trust as the term is defined in Section 4(2) of the Investment Company Act of 1940 ( the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the "Act".

     2. Upon the acceptance of purchase payments made by a Contract Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such a Contract Owner will have a legally-issued, fully-paid, non-assessable contractual interest under such Contract.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

We consent to the reference to our Firm under the caption "Legal Opinions" contained in the Statement of Additional Information which forms a part of the Registration Statement.

Sincerely,

BLAZZARD,  GRODD  &  HASENAUER,  P.C.


By:  /S/  LYNN  KORMAN  STONE
    __________________________
          Lynn  Korman  Stone